STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS


                        AMERICAN RADIO SYSTEMS CORPORATION


                                   EXHIBIT 12

         The following table reflects the computation of the ratio of earnings to combined fixed charges and preferred stock dividends for the years indicated. (In thousands, except ratio data)



                                                Three Months    Three Months
                                               Ended March 31,  Ended March 31,
                                                    1996             1997
                                               --------------   ---------------

Computation of Earnings:
Loss from continuing operations before
   extraordinary loss and income taxes            $   (827)         $ (4,410)
Add:
Interest expense (1)                                 4,702             7,504
Rent expense (2)                                       285               494
                                                  --------          --------
Earnings as adjusted                                 4,160             3,588
                                                  ========          ========
Computation of Fixed Charges:
Interest expense (1)                                 4,702             7,504
Rent expense (2)                                       285               494
Preferred dividends (3)                                                6,198
                                                  --------          --------
Fixed charges                                        4,987            14,196
                                                  ========          ========
Ratio of earnings to combined fixed charges and
   preferred stock dividends                          --                --

Deficiency in earnings required to cover
   combined fixed charges and preferred stock
   dividends                                           827            10,608




-----------------------------------

(1)  Interest expense includes amortization of deferred financing costs.

(2) The interest element of rent expense is assumed to be 30% of gross operating rent charges.

(3)  Includes dividends on redeemable preferred stock.